2603 Discovery Drive, Suite 100, Orlando, FL 32826
November 11, 2021
Alan Prescott al@luminartech.com
Dear Alan:
This offer letter restates and amends the offer letter of March, 25, 2021 between you and Luminar Technologies Inc, (the “Company”). Luminar is pleased to continue your position as Chief Legal Officer. This is a full-time, exempt position reporting to Austin Russell, Founder and CEO. Your start date of employment in this position was April 26, 2021 (your “Start Date”).
We are excited about you continuing with the Company and look forward to a beneficial and productive relationship. Subject to the approval of the Compensation Committee of the Company’s Board of Directors (the “Committee”), Luminar will provide you with a total compensation package consisting of a mixture of grants of Restricted Stock Units (“RSUs” and each such grant, a “RSU Grant”) under the Company’s equity plan in effect as of the date of grant (the “Equity Plan”) and an annual base salary, as set forth below.
Total Compensation Package for the first four years of employment with the Company is made up of the following elements:
•The Standard Equity Plan, previously granted by the Committee on May 27, 2021, in the amount of 712,487 RSU shares vesting over 4 years from your Start Date, the ultimate value of which will vary depending on the performance of the Company’s stock price over time;
The New Equity Plan, which replaces the prior Minimum Value Equity Grant from your prior offer letter of March 25, 2021, in the amount of 353,000 RSU shares vesting over 4 years from your Start Date, the ultimate value of which will vary depending on the performance of the Company’s stock price over time;
•A Long-Term Equity Plan in the amount of 370,000 RSU shares vesting over 6 years from November 11, 2022, the ultimate value of which will vary depending on the performance of the Company’s stock price over time; and

•An annual recurring cash salary of $300,000 per year paid in accordance with normal payroll practices.
Specific Terms Applicable to the RSU Grants:
Standard Equity Grant Terms: The Standard Equity Grant will vest over a 4-year period, with 25% of the Shares subject to the Standard Equity Grant vesting 12 months after the start date of your employment with the Company (your “Start Date”), and the balance vesting in equal quarterly installments over the next 36 months, subject to your continuous service to the Company through each such vesting date.
Luminar Offer Letter

New Equity Grant Terms: The New Equity Grant will vest over a 4-year period, having the first vesting event on January 26, 2022 in the amount of 3/16th of the New Equity Grant, and the balance vesting in equal quarterly installments over the following 13 quarterly anniversaries of your Start Date, subject to your continuous service to the Company through each such vesting date.

Long-Term Equity Grant Terms: The Long-Term Equity Grant will vest over a 6-year period with 10%, 10%, 15%, 15%, 20%, 30% of the Long-term Equity Grant vesting on each anniversary of November 11, 2022, subject to your continuous service to the Company through each such vesting date.

The New Equity Grant and the Long-Term Equity Grant (collectively, the “Equity Grants”), if granted, will be subject to such settlement and other terms and conditions of the Equity Plan and the Company’s standard form of applicable RSU agreement for use with the Equity Plan, which you will be required to sign. Although management of the Company will recommend to the Board that you be granted the Equity Grants on the terms set forth herein, by execution of this letter, you acknowledge that you have no right to receive the Equity Grants, or any right to have the Equity Grants subject to the specific terms set forth herein, unless the grant is approved by the Committee. The Standard Equity Grant previously granted by the Committee on May 27, 2021, shall remain subject to the terms of such grant approval. No right to any of the Equity Grants is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or contract.

Performance Bonus:
On each January 1 during the continued term of your employment, you will receive a $50,000 annual bonus based on satisfactory performance goals.

No Effect of Prior Agreements:
For the avoidance of doubt, this offer letter supersedes and replaces any prior offer letter or terms of compensation except as stated herein, expressly including the Minimum Value Equity Grant in the offer letter of March 25, 2021.
Acceleration of Equity for Termination or Change of Control:
In the event that you are terminated, resign for good cause, or the Company experiences a change of control (including a sale of substantially all the company’s assets or change of at least 50% of the Board of Directors), 100% of unvested shares subject to the New Equity Grant shall immediately vest.
Additional Terms of the Employment Offer:
You will also be eligible to participate in the Company’s benefit plans which are an important part of your total compensation package. Our generous package offers coverage for medical, dental, vision, and life insurances, as well as an Employee Assistance Program. All benefits are available to you on your first day.
In addition to designated paid holidays, which may change depending on the year, you will enjoy flexible paid time off. These will be days of your choosing so that you may enjoy a work/life balance, subject to the Company’s general applicable time-off and/or leave policies.
Luminar Offer Letter

In addition, you will receive reimbursement for reasonable and documented moving expenses, including the cost of moving your household and selling your home in Austin, Texas.
The Immigration Control and Reform Act of 1986 requires that all new employees submit proof of employment eligibility and your right to work in the United States. You will be required to provide documentary evidence of your identity within three (3) business days of your date of hire. This offer of employment is contingent upon completion of satisfactory background and reference checks.
Employment at the Company is “At Will.” Either the employee or the Company can terminate the employment relationship at any time, with or without cause, and with or without notice. Nothing in this offer letter is intended to alter the Company’s policy of at-will employment. The at-will nature of your employment may only be changed by an express written agreement signed by you and the Company’s Chief Executive Officer.
During your employment with the Company, you agree that you will not engage in any other employment, consulting or other business activity that would (1) interfere with your employment with the Company; or (2) create an actual or perceived conflict of interest without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. Further, by signing this letter, you affirm that you are under no contractual or other legal obligations that would limit or prohibit you from performing your duties with the Company. As a condition of your employment, you are also required to sign and comply with the Company’s Confidential Information & Invention Assignment Agreement (“CIIAA”), a copy of which will be provided to you prior to your start of employment. In accepting this offer of employment, you represent that you are in good standing withat least one US state bar association.
This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile, PDF or electronic copy will have the same force and effect as execution of an original, and a facsimile, PDF or electronic signature will be deemed an original and valid signature. Although this offer of employment is made by the Company, all facets of the offer and position will be facilitated via Luminar Holdco LLC, a wholly owned subsidiary of the Company.

Luminar Offer Letter

This is an important step in our company’s growth and we look forward to our relationship with you as an employee of the Company. To accept the Company’s offer of employment, please sign and date this letter in the space provided below.
Sincerely,
/s/ Austin Russell
Austin Russell
CEO

Agreed to and accepted:
Signature: /s/ Al Prescott
Printed Name: Al Prescott
Date: November 11, 2021

Luminar Offer Letter